Exhibit 23J

CONSENT OF INDEPENDENT AUDITORS

Seligman Income Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 81 to Registration Statement No. 2-10837 on Form N-1A of our report dated February 15, 2002, appearing in the December 31, 2001 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectus which is part of such Registration Statement, and to the references to us under the captions "General Information" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


DELOITTE & TOUCHE LLP

New York, New York
April 24, 2002